Exhibit 99.1

Media:	Wendy Olson
(713) 627-4072
(713) 627-4747 (24-hour media line)

Analysts:	John Arensdorf
(713) 627-4600

Date:	August 31, 2010

Spectra Energy Completes Acquisition of Bobcat Gas Storage Assets

HOUSTON – Spectra Energy Corp (NYSE: SE) has completed the previously announced $540 million acquisition of the Bobcat Gas Storage assets and development project (Bobcat) from Haddington Energy Partners III LP and GE Energy Financial Services. The company expects to invest an additional $400 to $450 million to fully develop the facility by the end of 2015, bringing the facility’s total working gas storage capacity to 46 billion cubic feet.

“We are extremely pleased to have closed this acquisition in a timely manner. The Bobcat assets, as well as the employees that are joining the Spectra Energy family, are a very important addition to our leading Gulf Coast storage position,” said Greg Ebel, president and CEO, Spectra Energy Corp. “Storage infrastructure such as Bobcat plays a vital role in meeting customers’ needs for managing demand swings on a seasonal basis and satisfying the increasing demand for natural gas-fired power generation.”

Strategically located on the Gulf Coast near Henry Hub, the Bobcat assets interconnect with five major interstate pipelines, including Spectra Energy’s Texas Eastern Transmission, and complement the company’s existing pipeline and storage portfolio in the region.

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Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s premier natural gas infrastructure companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage, and distribution. For nearly a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company operates in the United States and Canada approximately 19,100 miles of transmission pipeline, approximately 305 billion cubic feet of storage, as well as natural gas gathering and processing, natural gas liquids operations and local distribution assets. The company also has a 50 percent ownership in DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Spectra Energy is a member of both the Dow Jones Sustainability Index North America and the U.S. S&P 500 Carbon Disclosure Leadership Index. For more information, visit www.spectraenergy.com.

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